As filed with the Securities and Exchange Commission on August 18, 2009
Registration No. 333-161256

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-10
(Amendment No. 3)
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
BROOKFIELD PROPERTIES CORPORATION
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	6512 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
Brookfield Place, 181 Bay Street, Suite 330, Toronto, Ontario, Canada M5J 2T3, (416) 369-2300
(Address and telephone number of Registrant’s principal executive offices)
Torys LLP, 237 Park Avenue, New York, NY 10017-3142, (212) 880-6000
(Name, address, and telephone number of agent for service in the United States)
Copies to:

Andrew J. Beck, Esq. Daniel P. Raglan, Esq. Torys LLP 237 Park Avenue New York, NY 10017-3142 (212) 880-6000	Brett M. Fox Senior Vice President, Corporate Counsel and Chief Compliance and Administrative Officer Brookfield Properties Corporation Three World Financial New York, NY 10281-1013 (212) 417-7000	Jeffrey Bagner, Esq. Fried Frank Harris Shriver & Jacobson LLP One New York Plaza New York, NY 10004 (212) 859-8000
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.
Province of Ontario, Canada
(Principal jurisdiction regulating this offering)
     It is proposed that this filing shall become effective (check appropriate box):

A.	☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below):

	1.	☐ pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).
	2.	☐ pursuant to Rule 467(b) on at (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box: ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Maximum Aggregate	Amount of
Securities to be Registered	registered	offering price	registration fee(2)
Common Shares(1)	54,625,000	US$518,937,500	US$28,956.71

(1)   Includes 7,125,000 shares which the underwriters have the option to purchase from the company to cover over-allotments, if any.
(2)   US$28,876.50 of such fee was previously paid upon the initial filing of this registration statement. The additional registration fee of US$80.21 is paid herewith.
     Explanatory Note: The Registrant hereby amends its Registration Statement on Form F-10 filed with the Commission on August 11, 2009, as amended August 12, 2009 and as further amended August 13, 2009, to include the final short form prospectus dated August 18, 2009 filed in each of the provinces of Canada on the date hereof, relating to the offering of securities of the Registrant in Canada and the United States.

PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
This short form prospectus constitutes an offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.
Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the office of the Corporate Secretary of the Corporation at P.O. Box 770, Suite 330, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3 Telephone: (416) 369-2300, and are also available electronically at www.sedar.com.
SHORT FORM PROSPECTUS

New Issue	August 17, 2009
BROOKFIELD PROPERTIES CORPORATION
US$9.50
95,000,000 Common Shares
Brookfield Properties Corporation (the “Corporation”) is offering (the “Offering”) 95,000,000 common shares (“Common Shares”) at a price of US$9.50 per Common Share (the “Offering Price”). This short form prospectus qualifies the distribution of 47,500,000 of these Common Shares which are being offered to the public through the underwriters referred to below. The remaining 47,500,000 Common Shares will be purchased by Brookfield Asset Management Inc. or its affiliates (other than the Corporation and its subsidiaries), collectively referred to as “BAM”, in a concurrent transaction pursuant to an exemption from the Canadian and United States prospectus and registration requirements at the Offering Price. The outstanding Common Shares are listed under the symbol “BPO” on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”). On August 17, 2009, the closing sale prices of the Common Shares on the NYSE and on the TSX were US$9.81 and Cdn$10.87 per Common Share, respectively. The TSX has conditionally approved the listing of Common Shares issuable under this Offering. The Corporation has also applied to have the Common Shares issuable under this Offering listed on the NYSE.
The Corporation’s registered office is at P.O. Box 770, Suite 330, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3. The Corporation operates head offices at Three World Financial Centre in New York, New York and Brookfield Place in Toronto, Ontario.
Investing in the Common Shares involves risks, certain of which are described under the heading “Risk Factors” and certain of which are described under the heading “Business of Brookfield Properties — Company and Real Estate Industry Risks” on pages 32 through 39 of the renewal annual information form of the Corporation and under the heading “Risks and Uncertainties” on pages 47 through 51 of the management’s discussion and analysis for the six month period ended June 30, 2009. See “Risk Factors”.
The Common Shares offered to the public hereby are being sold by RBC Dominion Securities Inc., Citigroup Global Markets Canada Inc., Deutsche Bank Securities Inc., TD Securities Inc., CIBC World Markets Inc., Scotia Capital Inc., Barclays Capital Canada Inc., Credit Suisse Securities (Canada), Inc., HSBC Securities (Canada) Inc., and Daiwa Securities America Inc. and certain of their respective broker-dealer affiliates (as well as other potential underwriters who may be added to the syndicate) (collectively, the “Underwriters”). The price of the Common Shares offered hereby was established by negotiation between the Corporation and the Underwriters. This short form prospectus has been filed with the United States Securities and Exchange Commission (the “Commission”) under the multijurisdictional disclosure system as part of a registration statement.

Price: US$9.50 per Common Share

	Price to the	Underwriters’	Net Proceeds to the
	Public and BAM	Fee(1)(2)	Corporation(1)(3)(4)

Per Common Share	US$9.50	US$0.38	US$9.12
Total	US$902,500,000	US$18,050,000	US$884,450,000

(1)	The Underwriters will receive a fee of US$0.38 per Common Share in connection with the 47,500,000 Common Shares being purchased by the public. The Underwriters’ fee will not be payable on the 47,500,000 Common Shares purchased by BAM.

(2)	The Underwriters’ fees are equal to 4% of the gross proceeds of the offering of Common Shares to the public. See “Plan of Distribution”.

(3)	After deducting the Underwriters’ fee, but before deducting the aggregate expenses of the Offering, estimated to be US$1 million, which, together with the Underwriters’ fee, will be paid by the Corporation.

(4)	The Corporation granted the Underwriters an option (the “Underwriters’ Option”) to purchase up to an aggregate of 7,125,000 additional Common Shares on the same terms per Common Share as set forth above to cover over allotments, if any, and for market stabilization purposes. The Underwriters have provided notice of the exercise of the Underwriters’ Option in full, which exercise will close concurrently with the closing of the Offering. As a result of the exercise of the Underwriters’ Option in full, BAM will purchase 7,125,000 additional Common Shares concurrently with the closing of the Offering (the “BAM Option”). Accordingly, the total price to the public and BAM, Underwriters’ fee and total net proceeds to the Corporation will be US$1,037,875,000, US$20,757,500 and US$1,017,117,500, respectively. This short form prospectus qualifies the distribution of the Common Shares issuable upon exercise of the Underwriters’ Option. The TSX has conditionally approved the listing of Common Shares issuable upon the exercise of the Underwriters’ Option. The Corporation has also applied to have the Common Shares issuable under this Offering listed on the NYSE. See “Plan of Distribution”.

The following table sets out the number of additional Common Shares that will be issued by the Corporation to the Underwriters pursuant to the Underwriters’ Option:

Maximum Number of
Underwriter’s Position	additional Common Shares	Exercise Period	Exercise Price
Underwriters’ Option	7,125,000 Common Shares	For a period expiring 30 days from (and including) the closing of the Offering	US$9.50 per Common Share

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this short form prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements of the Corporation included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.
Prospective investors should be aware that the acquisition of the Common Shares may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should consult their own tax advisors with respect to their particular circumstances.
The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated or organized under the laws of Canada, that some of its officers and directors are residents of Canada, that some of the underwriters or experts named in the registration statement are residents of Canada and that some of the assets of the Corporation and said persons are located outside the United States.

In connection with this distribution, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters may offer the Common Shares at a lower price than stated above. See “Plan of Distribution”.
The Underwriters, as principals, conditionally offer the Common Shares, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Corporation by Torys LLP and on behalf of the Underwriters by Goodmans LLP as to certain matters of Canadian law and Fried, Frank, Harris, Shriver & Jacobson LLP as to certain matters of U.S. law.
Subscriptions for the Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of this Offering will take place on August 21, 2009 or on such other date as the Corporation and the Underwriters may agree, but not later than September 29, 2009.

FORWARD-LOOKING STATEMENTS
     This short form prospectus, including the documents incorporated by reference, contains forward-looking statements and information within the meaning of applicable securities legislation. These forward-looking statements reflect management’s current beliefs and are based on assumptions and information currently available to management. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “forecast”, “outlook”, “potential”, “continue”, “should”, “likely”, or the negative of these terms or other comparable terminology. Although management believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements and information include, but are not limited to: general economic conditions; local real estate conditions, including the development of properties in close proximity to the Corporation’s properties; timely leasing of newly-developed properties and re-leasing of occupied square footage upon expiration; dependence on tenants’ financial condition; the uncertainties of real estate development and acquisition activity; the ability to effectively integrate acquisitions; interest rates; availability of equity and debt financing; the impact of newly-adopted accounting principles on the Corporation’s accounting policies and on period-to-period comparisons of financial results; and other risks and factors described from time to time in the documents filed by the Corporation with the securities regulators in Canada and the United States, including in the Corporation’s Annual Information Form under the heading “Business of Brookfield Properties — Company and Real Estate Industry Risks” and in its management’s discussion and analysis of financial condition and the results of operations filed by the Corporation with the securities regulators in Canada and the United States from time to time. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements or information contained in this Prospectus or the documents incorporated by reference, whether as a result of new information, future events or otherwise, except as required by law.
DOCUMENTS INCORPORATED BY REFERENCE
     The following documents filed with securities commissions or similar authorities in each of the provinces of Canada and with the Commission in the United States, are specifically incorporated by reference in this short form prospectus:
1.	the audited comparative consolidated financial statements of the Corporation and the notes thereto for the years ended December 31, 2008 and 2007, together with the report of the auditors thereon;

2.	management’s discussion and analysis of financial condition and the results of operations (“MD&A”) for the audited comparative consolidated financial statements referred to in paragraph 1 above;

3.	the renewal annual information form of the Corporation dated March 17, 2009 (the “AIF”);

4.	the management proxy circular of the Corporation dated March 17, 2009 in connection with the annual meeting of shareholders of the Corporation;

5.	the unaudited comparative interim consolidated financial statements of the Corporation and the notes thereto for the three and six months ended June 30, 2009 and 2008; and

6.	MD&A for the unaudited comparative interim consolidated financial statements referred to in paragraph 5 above.
     Any documents of the Corporation of the types referred to in the preceding paragraphs 1 through 6 together with material change reports (excluding confidential reports), business acquisition reports and all financial information publicly disseminated through news release or otherwise, filed with securities commissions or similar authorities in Canada on or after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this short form prospectus.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this short form prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.
     In addition, to the extent that any document or information incorporated by reference in this short form prospectus is included in a report that is filed with or furnished to the Commission on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this short form prospectus forms a part. In addition, any document filed with or furnished to the Commission by the Corporation which specifically states that it is intended to be incorporated by reference into the registration statement of which this short form prospectus forms a part shall be deemed to be incorporated by reference into the registration statement.
     Copies of the documents incorporated herein by reference may be obtained on request without charge from the office of the Corporate Secretary of the Corporation at P.O Box 770, Suite 330, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3 Telephone: (416) 369-2300, and are also available electronically at www.sedar.com.

AVAILABLE INFORMATION
     The Corporation has filed with the Commission a registration statement (which term includes any amendments thereto) on Form F-10 under the United States Securities Act of 1933, as amended, with respect to the Common Shares to be offered to the public. This short form prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Corporation and the Common Shares, reference is made to the registration statement, including the exhibits thereto. Statements made in this short form prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.
     In addition to its continuous disclosure obligations under Canadian securities laws, the Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Under a multijurisdictional disclosure system adopted by Canada and the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information concerning the Corporation can be inspected and copied, at a fee, at the public reference facilities maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains an Internet site at www.sec.gov that contains these materials.
EXCHANGE RATES
     The following table sets forth: (i) the noon rates of exchange for the Canadian dollar, expressed in Canadian dollars per U.S. dollar in effect at the end of the periods indicated; (ii) the average noon exchange rates for such periods; and (iii) the high and low exchange rates during such periods, based on the rates quoted by the Bank of Canada.

	Six Months Ended		Year Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
Canadian Dollars per U.S. Dollar	(Cdn$)	(Cdn$)	(Cdn$)	(Cdn$)	(Cdn$)
Period End	1.1625	1.0186	1.2246	0.9881	1.1653
Average	1.2062	1.0072	1.0660	1.0748	1.1342
High	1.3000	1.0324	1.2969	1.1853	1.1726
Low	1.0827	0.9719	0.9719	0.9170	1.0990
     During the period from July 1, 2009 to August 17, 2009, the average noon, high and low rates of exchange for the Canadian dollar, expressed in Canadian dollars per U.S. dollar in effect at the end of the period indicated, based on the rates as quoted by the Bank of Canada, were Cdn$1.1109, Cdn$1.1725 and Cdn$1.0670, respectively.
     On August 17, 2009 the noon rate of exchange based on the rate as quoted by the Bank of Canada was Cdn$1.1079 for each US$1.00 (Cdn$1.00 = US$0.9026).
THE CORPORATION
     The Corporation owns, develops and manages premier office properties. The Corporation’s current portfolio is comprised of interests in 108 properties totaling 75 million square feet in the downtown cores of New York, Boston, Washington, D.C., Los Angeles, Houston, Toronto, Calgary and Ottawa, making the Corporation one of the largest owners of commercial real estate in North America. Landmark assets include the World Financial Center in Manhattan, Brookfield Place in Toronto, Bank of America Plaza in Los Angeles and Bankers Hall in Calgary.
     In light of the current distressed economic environment and the dislocation in real estate values and financing availability, the Corporation intends to actively pursue investment opportunities in the office sector.

RECENT DEVELOPMENTS
     The following is a summary of significant recent developments affecting the Corporation:
     On July 1, 2009, the Corporation announced that it had achieved substantial completion on the construction of Bay Adelaide Centre West, the 51-story, 1.2-million-square-foot office development in Toronto’s financial core. The building was completed ahead of schedule, under budget and is 73% pre-leased. The project is seeking a LEED Gold certification.
     In the second quarter of 2009, the Corporation refinanced or extended over US$450 million of debt relating to certain properties, including Suncor Energy Centre, Calgary; Silver Spring Metro Plaza, 2401 Pennsylvania Ave., 1250 Connecticut Ave. and 2000 L St., Washington, DC; RBC Plaza, Minneapolis; and Enbridge Tower, Edmonton. As of August 10, 2009, these financings carried a current weighted average interest rate of 5.9%.
     On August 4, 2009, the Corporation renamed its Petro-Canada Centre in Calgary the Suncor Energy Centre. The operations of Suncor Energy Inc. (which recently merged with Petro-Canada) will be consolidated in the renamed Brookfield building, with all employees at the combined entity expected to occupy the premises by the end of 2010. The building is 100% leased.
     On August 11, 2009, the Corporation announced its participation in a US$4 billion Investor Consortium dedicated to investing or acquiring underperforming real estate. The Corporation will have the option to fund opportunities in the office sector on a global basis; all other opportunities will be funded by BAM. In addition to BAM and the Corporation, the participants in the Investor Consortium consist of a number of institutional real estate investors which have each allocated between US$300 million and US$1 billion to the Investor Consortium.
DESCRIPTION OF THE COMMON SHARES
     The following is a summary of certain provisions attaching to or affecting the Common Shares. This summary is supplemented by the full attributes of such shares which are available on the Corporation’s SEDAR profile at www.sedar.com.
     The holders of the Common Shares will be entitled to receive notice of and to attend all shareholders’ meetings, except meetings at which holders of a specified class or series of shares are entitled to vote, and for all purposes will be entitled to one vote for each Common Share held. The holders of the Common Shares will be entitled to receive any dividends declared thereon by the board of directors of the Corporation. In the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of assets of the Corporation among its shareholders by way of return of capital, the holders of Common Shares will be entitled to receive, after distribution to the holders of the Class A preference shares, the Class AA preference shares, the Class AAA preference shares and any other shares ranking prior to the Common Shares, the remaining property of the Corporation. Holders of Common Shares do not have any pre-emptive, subscription or redemption rights.
CONSOLIDATED CAPITALIZATION
     The following table sets forth the Corporation’s consolidated cash and cash equivalents and capitalization as at June 30, 2009 on an actual basis and as adjusted to give effect to the sale of Common Shares under this short form prospectus and the concurrent sale of Common Shares to BAM including Common Shares sold pursuant to the Underwriters’ Option and the BAM Option. The following should be read with the comparative consolidated financial statements of the Corporation and the notes thereto incorporated by reference in this short form prospectus and the management’s discussion and analysis of financial condition and the results of operations incorporated by reference in this short form prospectus.

		As at June 30, 2009
	As at	as adjusted to give
(US$ Millions)	June 30, 2009	effect to the Offering
Debt, capital securities and non-controlling interests
Commercial property debt	11,435	11,435
Corporate revolver and term facility	426	—
Land development debt	477	477
Capital securities — corporate	923	923
Capital securities — fund subsidiaries	427	427
Non-controlling interests — fund subsidiaries	508	508
Non-controlling interests — other subsidiaries	60	60
Preferred equity — subsidiaries	328	328

Shareholders’ equity
Preferred equity — corporate	45	45
Common equity	3,356	4,372

Total capitalization	17,985	18,575

TRADING PRICE AND VOLUME OF COMMON SHARES
     The outstanding Common Shares are listed on the NYSE and the TSX under the symbol “BPO”. The following table sets forth the high and low trading prices and trading volumes of such shares as reported by the TSX and NYSE for the periods indicated.

	TSX			NYSE
	Price Per Share			Price Per Share
	(Cdn$)			(US$)
Period	High	Low	Volume	High	Low	Volume
2009
August (to August 17, 2009)	12.63	10.02	17,629,379	11.52	9.35	74,968,861
July	10.24	7.88	15,807,718	9.50	6.78	72,803,296
June	9.69	8.04	23,373,063	8.70	6.96	78,117,904
May	9.90	8.10	22,017,218	8.72	7.07	115,246,096
April	9.79	6.86	18,849,538	8.11	5.41	131,982,304
March	8.00	5.31	18,160,272	6.51	4.11	136,304,192
February	8.40	6.15	13,204,886	6.87	4.92	114,019,104
January	9.79	6.29	9,439,231	8.23	5.01	88,974,400
2008
December	9.70	6.56	10,606,940	7.89	5.24	125,564,304
November	12.25	6.29	10,190,158	10.19	4.85	80,343,800
October	16.84	9.87	11,584,128	15.61	7.63	95,104,304
September	23.43	15.51	17,664,071	22.10	14.65	74,231,400
August	23.16	18.96	12,578,817	21.65	18.45	38,996,700
     On August 17, 2009, the closing sale prices of the Common Shares on the NYSE and on the TSX were US$9.81 and Cdn$10.87 per share, respectively.

PLAN OF DISTRIBUTION
     Under an agreement (the “Underwriting Agreement”) dated August 12, 2009 among the Corporation and the Underwriters (or their respective affiliates), the Corporation has agreed to issue and sell, and the Underwriters have agreed to purchase, on August 21, 2009 or on such other date as may be agreed, but in any event not later than September 29, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Underwriting Agreement, 47,500,000 Common Shares at a price of US$9.50 per share for an aggregate price of US$451,250,000, payable in cash to the Corporation against delivery. The Offering Price and other terms of the Offering for the Common Shares were determined by negotiation between the Corporation and the Underwriters. The Underwriting Agreement provides that the Corporation will pay fees to the Underwriters in the amount of US$0.38 per Common Share in consideration of services rendered by the Underwriters in connection with the Offering. Certain of the Underwriters may effect sales of Common Shares in Canada through their respective Canadian broker dealer affiliates.
     The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated on the occurrence of certain stated events. The purchase of Common Shares by the Underwriters is conditional upon the completion of the sale of 47,500,000 Common Shares to BAM and certain other matters. The Underwriters are, however, obligated to take up and pay for all of the Common Shares offered hereby if any of the Common Shares are purchased under the Underwriting Agreement. If an Underwriter fails to purchase the Common Shares which it has agreed to purchase, any one or more of the other Underwriters may, but is not obligated to (unless the number of Common Shares which an Underwriter or Underwriters fail to purchase amounts to 10% or less of the total number of Common Shares to be purchased by the Underwriters), purchase such Common Shares. The Corporation is not obligated to sell less than all of the Common Shares.
     The Underwriters propose to offer the Common Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Common Shares at the Offering Price, the offering price of the Common Shares may be decreased, and further changed from time to time, to an amount not greater than the Offering Price and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters to the Corporation.
     The Corporation granted the Underwriters an option to purchase up to an aggregate of 7,125,000 additional Common Shares on the same terms per Common Share as set forth above. The Underwriters have provided notice of the exercise of the Underwriters’ Option in full, which exercise will close concurrently with the closing of the Offering. Accordingly, the total price to the public, Underwriters’ fee, and the total net proceeds to the Corporation of the offering of Common Shares to the public will be US$518,937,500, US$20,757,500 and US$498,180,000, respectively. This short form prospectus qualifies the distribution of the Common Shares issuable upon the exercise of the Underwriters’ Option.
     The TSX has conditionally approved the listing of the Common Shares issuable under this Offering and upon the exercise of the Underwriters’ Option. Listing of these securities is subject to the fulfillment by the Corporation of all of the requirements of the TSX on or before September 25, 2009. The Corporation has also applied to have the Common Shares issuable under this Offering listed on the NYSE.
     Pursuant to the terms of the Underwriting Agreement, subject to certain exceptions, the Corporation, its executive officers and directors and BAM have agreed not to sell, or announce their intention to sell, nor authorize or issue, either directly or indirectly, any Common Shares of the Corporation or any securities convertible into Common Shares of the Corporation during the period commencing on the date of this short form prospectus and ending 90 days after the date of the closing of the Offering, without the prior written consent of RBC Capital Markets Corporation, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and TD Securities Inc., on behalf of the Underwriters.

     Pursuant to applicable policy statements of the Autorité des marches financiers and the Ontario Securities Commission, the Underwriters may not, throughout the period of distribution, bid for or purchase the Common Shares. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include bids or purchases permitted under the Universal Market Integrity Rules for Canadian marketplaces of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities and bids or purchases made for and on behalf of a customer where the order was not solicited during the period of distribution. The Underwriters may over-allocate a number of Common Shares that do not exceed the number of Common Shares issuable upon the exercise of the Underwriter’s Option in order to hold a short position in such Common Shares following the Closing. This over-allocation position allows the Underwriters to engage in limited market stabilization to compensate for the increased liquidity in the market following the Offering. If, following the Closing, the market price of the Common Shares is below the Offering Price, the short-position created by the over-allocation position in such Common Shares may be filled through purchases in the market, and, as a result, the price of the Common Shares may be higher than the price that otherwise might exist in the open market.
     The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under applicable Canadian securities legislation and U.S. securities laws.
     Part of the proceeds of the Offering may be used to repay amounts outstanding under the Corporation’s revolving credit facility, under which certain of the underwriters or their affiliates are lenders. Because more than ten percent of the net proceeds of the Offering may be paid to members or affiliates of members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) participating in the Offering, the Offering will be conducted in accordance with FINRA Conduct Rule 5110(h).
     Certain of the Underwriters and/or their affiliates have performed investment banking and advisory services for the Corporation and its affiliates from time to time for which they have received customary fees and expenses. The Underwriters and/or their affiliates may, from time to time, engage in transactions with, or perform services for, the Corporation and its affiliates in the ordinary course of business and receive fees in connection therewith.
European Economic Area
     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Common Shares which are the subject of the offering contemplated by this short form prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Common Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the managers to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of RBC Capital Markets Corporation, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and TD Securities Inc., on behalf of the Underwriters, for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;
provided that no such offer of shares shall result in a requirement for the publication by the Corporation of a prospectus pursuant to Article 3 of the Prospectus Directive.
     Any person making or intending to make any offer within the EEA of shares which are the subject of the offering contemplated in this short form prospectus should only do so in circumstances in which no obligation arises for the Corporation or any of the underwriters to produce a prospectus for such offer. Neither the Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this short form prospectus.
     For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any Common Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Common Shares to be offered so as to enable an investor to decide to purchase any Common Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     Each person in a Relevant Member State who receives any communication in respect of, or who acquires any Common Shares under, the offers contemplated in this short form prospectus will be deemed to have represented, warranted and agreed to and with the Corporation and each underwriter that:
(e)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(f)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of RBC Capital Markets Corporation, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and TD Securities Inc., on behalf of the Underwriters, has been given to the offer or resale; or (ii) where Common Shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Common Shares to it is not treated under the Prospectus Directive as having been made to such persons.
Singapore
     This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the Common Shares may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any Common Shares be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.
     Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Common Shares, namely a person who is:
(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the Securities and Futures Act except:
(a)	to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act;

(b)	where no consideration is given for the transfer; or

(c)	by operation of law.
Japan
     The Common Shares have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (the “FIEL”). This document is not an offer of securities for sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organised under the laws of Japan) or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.
CONCURRENT OFFERING TO BAM
     BAM currently owns 194,485,529 Common Shares and 13,796,870 Class A Redeemable Voting Preferred Shares, representing an approximate 51% voting interest in the Corporation. 47,500,000 Common Shares will be sold to BAM at the Offering Price in a concurrent transaction pursuant to exemptions from Canadian and United States prospectus and registration requirements. The purchase by BAM is conditional upon, but separate from, the offering of 47,500,000 Common Shares to the public under this short form prospectus. Additionally, as a result of the exercise of the Underwriters’ Option in full, BAM will purchase 7,125,000 additional Common Shares at the Offering Price concurrently with the closing of the Offering. The terms and conditions on which BAM will purchase Common Shares are set out in an agreement between the Corporation and BAM. The Underwriters will not receive any commission on Common Shares purchased by BAM. Following closing of the Offering, BAM will own 249,110,529 Common Shares and 13,796,870 Class A Redeemable Voting Preferred Shares, maintaining its approximate 51% voting interest in the Corporation.
USE OF PROCEEDS
     The net proceeds to the Corporation from the sale of Common Shares to the public, including Common Shares sold pursuant to the Underwriters’ Option, will be approximately US$498,180,000, after deducting the Underwriters’ fee. The net proceeds to the Corporation from the sale of Common Shares to BAM, including Common Shares sold pursuant to the BAM Option, will be approximately US$518,937,500. The Corporation intends to use these proceeds for general corporate purposes, including the refinancing of indebtedness (includes the repayment of amounts outstanding under the Corporation’s revolving credit facility) and investment purposes.

RISK FACTORS
     An investment in the Common Shares is subject to a number of risks. Before deciding whether to invest in the Common Shares, investors should consider carefully the risks relating to the Corporation described under the heading “Business of Brookfield Properties — Company and Real Estate Industry Risks” on pages 32 through 39 of the AIF and under the heading “Risks and Uncertainties” on pages 47 through 51 of the management’s discussion and analysis for the six months ended June 30, 2009.
     In addition, investors should be aware that, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Shares for reasons unrelated to the Corporation’s performance. The value of the Common Shares is also subject to market fluctuations based upon factors which influence the Corporation’s operations, such as legislative or regulatory developments, competition, technological change and global capital market activity.
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
     In the opinion of Torys LLP, counsel to the Corporation, and Goodmans LLP, Canadian counsel to the Underwriters, the following describes the material Canadian federal income tax consequences generally applicable to a holder who acquires Common Shares pursuant to this Offering and, for purposes of the Income Tax Act (Canada) (the “Tax Act”), holds such Common Shares as capital property and deals at arm’s length and is not affiliated with the Corporation (a “Holder”). The Common Shares will generally be considered to be capital property to a Holder unless such Holder holds such Common Shares in the course of carrying on a business, or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade.
     This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this short form prospectus, and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency.
     This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this short form prospectus.
     For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares must be expressed in Canadian dollars including dividends, adjusted cost base and proceeds of disposition.
     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Prospective investors should consult their own tax advisors with respect to the income tax considerations relevant to them, having regard to their particular circumstances.
Residents of Canada
     The following summarizes the principal Canadian federal income tax considerations generally applicable to a Holder, if at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, it is resident in Canada. Certain of such persons to whom Common Shares might not constitute capital property may elect, in certain circumstances, to have the Common Shares treated as capital property by making the election permitted by subsection 39(4) of the Tax Act.
     This summary does not apply to “financial institutions” within the meaning of section 142.2 of the Tax Act, “specified financial institutions”, a shareholder who has elected to determine its “Canadian tax results” in a “functional currency” or a shareholder an interest in which is a “tax shelter investment”, all as defined in the Tax Act. Such Holders are advised to consult with their own tax advisors.

     Taxation of Dividends
     Dividends (including deemed dividends) received on a Common Share by an individual (other than certain trusts) will be included in the individual’s income and generally will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by individuals from taxable Canadian corporations, including the enhanced dividend gross-up and dividend tax credit applicable to any dividends designated by the Corporation as “eligible dividends” in accordance with the Tax Act.
     Dividends (including deemed dividends) received on a Common Share by a corporation will be included in computing the corporation’s income and will generally be deductible in computing the taxable income of the corporation.
     Dividends received by an individual (including certain trusts) may give rise to a liability for alternative minimum tax. If a Holder is a “private corporation” or a “subject corporation” (as defined in the Tax Act), it may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on such dividends to the extent that such dividends are deductible in computing its taxable income.
     Disposition of Common Shares
     Upon a disposition or a deemed disposition of a Common Share, a Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to such Holder. The cost to a Holder of a Common Share acquired pursuant to this Offering will be averaged with the adjusted cost base of any other Common Shares owned by a Holder as capital property for purposes of determining the adjusted cost of each such share to such Holder.
     Under the provisions of the Tax Act, one-half of any capital gain realized by a Holder will be required to be included in computing its income as a taxable capital gain. Similarly, one-half of any capital loss (an “allowable capital loss”) realized by it may normally be deducted against taxable capital gains realized by it in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be deducted by a Holder against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard. Capital gains realized by an individual (other than certain specified trusts) may be subject to alternative minimum tax.
     The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Holder if it is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such Common Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a Holder is a holder that is a corporation that is a member of a partnership or beneficiary of a trust that owns Common Shares or that is itself a member of a partnership or a beneficiary of a trust that owns Common Shares.
     If a Holder is a Canadian-controlled private corporation (as defined in the Tax Act), it may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains but not including taxable dividends that are deductible in calculating taxable income.
Non-Resident Holders
     The following section summarizes the principal Canadian federal income tax considerations generally applicable to a Holder if at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, it is not a resident of Canada, it does not use or hold (and will not use or hold) and is not deemed to use or hold the Common Shares in, or in the course of, carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere, and its shares do not constitute “taxable Canadian property” for purposes of the Tax Act.
     Provided that the Common Shares are listed on a designated stock exchange (which includes the TSX and NYSE) at a particular time, the Common Shares will generally not constitute taxable Canadian property to a Holder at that time. This rule applies unless, at any time during the five-year period immediately preceding that time, 25% or more of the issued shares of any class or series of a class of the Corporation’s capital stock was owned by a Holder, by persons with whom it did not deal at arm’s length or by it and any such persons. A Holder’s Common Shares can be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.
     Taxation of Dividends
     Dividends on Common Shares paid or credited or deemed under the Tax Act to be paid or credited to a Holder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where it is a resident of a country with which Canada has an income tax treaty. If a Holder is a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on Common Shares generally will be subject to Canadian withholding tax at the rate of 15%. Under the Canada-United States Income Tax Convention, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, the Corporation will not be required to withhold tax from dividends paid to such organizations. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld.
     Disposition of Common Shares
     A Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Common Shares.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     This section summarizes the material United States federal income tax consequences to “U.S. Holders” (as defined below) of the ownership and disposition of Common Shares. This section assumes that a U.S. Holder holds its Common Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion does not address the tax consequences arising under the United States federal estate or gift tax laws or the tax laws of any state, locality or foreign jurisdiction. Furthermore, this section does not purport to be a complete analysis of all of the potential United States federal income tax considerations that may be relevant to particular U.S. Holders of Common Shares in light of their particular circumstances nor does it deal with all United States federal income tax consequences applicable to U.S. Holders subject to special tax rules, including financial institutions, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, persons that currently beneficially own or at any time have beneficially owned (directly, indirectly or constructively) 10% or more, by vote or value, of the Corporation’s outstanding stock (including interests treated as equity for United States federal income tax purposes), persons that hold Common Shares as part of a straddle or a hedging, constructive sale, synthetic security, conversion or other integrated transaction, pass-through entities (e.g., partnerships), including arrangements treated as pass-through entities, and equity owners of such pass-through entities, persons whose functional currency is not the United States dollar, expatriates or former long-term residents of the United States, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, or regulated investment companies. This section assumes that a U.S. Holder will receive distributions from the Corporation in U.S. dollars.
     If any entity or arrangement that is classified as a partnership for United States federal income tax purposes holds Common Shares, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities and arrangements that are classified as partnerships for United States federal income tax purposes and persons holding Common Shares through a partnership or other entity or arrangement classified as a partnership for United States federal income tax purposes are urged to consult their tax advisors.
     This section is based on the Code, existing and proposed Treasury regulations thereunder, published rulings, court decisions and administrative interpretations, all as currently in effect. These authorities are subject to change, repeal or revocation possibly on a retroactive basis so as to result in United States federal income tax consequences different from those discussed below. The Corporation can give no assurance that the U.S. Internal Revenue Service (“IRS”) will not successfully challenge any of the tax consequences discussed in this section, and the Corporation has not obtained, nor does it intend to obtain, a ruling from the IRS regarding any of the tax consequences discussed in this section.
     For purposes of this discussion, a holder is a “U.S. Holder” if such holder is a beneficial owner of Common Shares and is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust (a) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
     This summary does not discuss United States federal income tax consequences to any beneficial owner of Common Shares that is not a U.S. Holder.
     Because individual circumstances may differ, persons considering the purchase of Common Shares are strongly urged to consult their tax advisors with respect to their particular tax situations and the particular tax effects of the ownership and disposition of Common Shares, including applicability of any state, local, foreign or other tax laws and possible changes in the tax laws or interpretations thereunder.
     Taxation of Dividends
     Subject to the passive foreign investment company rules discussed below, a U.S. Holder must include in its gross income as ordinary dividend income, when actually or constructively received by the U.S. Holder, the gross amount of any distribution paid by the Corporation out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes), including the amount of any Canadian taxes withheld from this distribution. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The gross amount of any distribution in excess of the Corporation’s current and accumulated earnings and profits (as determined for United States federal income tax purposes), including the amount of any Canadian taxes withheld from this distribution, first will be treated as a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Common Shares (and will reduce the U.S. Holder’s adjusted tax basis in the Common Shares to this extent, but not below zero) and then will be treated as a capital gain (which will be either short-term or long-term depending on whether the U.S. Holder’s holding period for the Common Shares exceeds one year) to the extent it exceeds the U.S. Holder’s adjusted tax basis in the Common Shares. If a U.S. Holder is a non-corporate U.S. Holder, dividends it receives in taxable years beginning before January 1, 2011 generally will be taxable at a maximum rate of 15%, provided certain holding period and other requirements are satisfied. These requirements include (a) that the Corporation will not be classified as a passive foreign investment company for the taxable year in which a dividend is paid or the preceding taxable year, (b) that the Common Shares are listed on an established securities market in the United States or the Corporation is eligible for benefits under the income tax treaty between the United States and Canada, and (c) that the U.S. Holder does not treat the dividend as “investment income” for purposes of the investment interest deduction rules. The Corporation believes that requirements (a) and (b) currently are satisfied and it expects them to remain satisfied, but there can be no assurance that a change in circumstances will not affect satisfaction of these requirements in the future. U.S. Holders should consult their own tax advisors regarding the application of these rules.
     If a U.S. Holder is entitled to benefits under the Canada-United States Income Tax Convention, dividends it receives with respect to Common Shares generally will be subject to Canadian withholding tax at the rate of 15%. Additionally, such dividends generally should be treated as foreign source income and passive category income or general category income for United States foreign tax credit limitation purposes. Accordingly, subject to certain limitations, any Canadian tax withheld may be claimed as a foreign tax credit against a U.S. Holder’s United States federal income tax liability for a taxable year or, alternatively, may be claimed as a deduction for purposes of computing the U.S. Holder’s United States federal income tax liability for a taxable year if the U.S. Holder does not claim a credit for any foreign taxes paid during the taxable year. The rules relating to foreign tax credits are complex and the availability of a foreign tax credit depends on numerous factors. A U.S. Holder should consult its own tax advisors concerning the application of the United States foreign tax credit rules to its particular situation.

     Taxation of Dispositions
     Subject to the passive foreign investment company rules discussed below, gain or loss a U.S. Holder recognizes on the sale or other disposition of its Common Shares will generally be capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if it held its Common Shares for more than one year. The amount of gain or loss will be equal to the difference between the United States dollar value of the amount that it realizes (determined by reference to the exchange rate in effect on the date of the disposition or, if the Common Shares are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the exchange rate in effect on the settlement date) and its adjusted tax basis, determined in United States dollars, in its Common Shares. A U.S. Holder’s initial tax basis in the Corporation’s Common Shares will generally be the cost to it of such shares determined in U.S. dollars. The gain or loss will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.
     U.S. Holders that receive Canadian dollars upon the disposition of Common Shares will have a tax basis in such Canadian dollars equal to their U.S. dollar value generally as determined above. In general, any gain or loss realized upon a subsequent disposition of the Canadian dollars (including upon an exchange for U.S. dollars) will be ordinary income or loss and will be U.S. source income or loss for U.S. foreign tax credit purposes.
     Passive Foreign Investment Company Considerations
     A non-United States corporation will be classified as a “passive foreign investment company”, or “PFIC”, in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to the applicable “look through” rules, either (a) at least 75% of its gross income is “passive” income, or (b) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.
     Based on the Corporation’s current estimates of, and its current plans, expectations and projections of, the value and nature of its assets, the sources and nature of its income and its use of the net proceeds of the offering, the Corporation does not believe that it will be classified as a PFIC for its current taxable year, and the Corporation does not expect that it will be classified as a PFIC in the future. However, the determination of whether the Corporation is a PFIC in any taxable year depends on various facts and circumstances, some of which may not be entirely within the Corporation’s control. The PFIC determination also depends on application of complex tax rules concerning the classification of the Corporation’s assets and income, for which there are only limited judicial and administration interpretations, and therefore these rules are uncertain in some respects. Further, the PFIC determination is made annually and the Corporation’s circumstances may change. Accordingly, there can be no assurance that the Corporation will not be classified as a PFIC for the current taxable year or any future taxable year. U.S. Holders should consult their own tax advisors regarding whether the Corporation is a PFIC for any taxable year.
     If the Corporation were classified as a PFIC at any time that a U.S. Holder held Common Shares, a U.S. Holder may be subject to increased tax liability and an interest charge in respect of gain it realized on the sale or other disposition of its Common Shares and on the receipt of certain “excess distributions.” Other adverse U.S. tax consequences may also apply. The adverse consequences resulting from the Corporation being classified as a PFIC can be mitigated in some cases if a U.S. Holder is eligible for and timely makes a valid election to treat the Corporation as a “qualified electing fund” (a “QEF election”) (in which case a U.S. Holder would be required to include in income on a current basis its pro rata share of the Corporation’s ordinary income and net capital gains, but not losses). However, in order for a U.S. Holder to be able to make the QEF election, the Corporation would have to provide it with certain information. The Corporation does not expect to provide the required information.
     As another alternative to the foregoing rules, if the Corporation were determined to be a PFIC and the Common Shares constitute “marketable stock” under applicable Treasury regulations, a U.S. Holder may make a mark-to-market election to include in income at the end of each taxable year (and also upon a disposition of its Common Shares during the taxable year) as ordinary income an amount equal to the increase in value of its Common Shares for that year or a deduction for any decrease in value (but only to the extent of previous mark-to-market gains). This election, if made, cannot be revoked without the consent of the IRS unless the Common Shares cease to be marketable stock. In addition, if at any time Common Shares cease to qualify as “marketable stock” a U.S. Holder will no longer be able to make this election and an existing election of a U.S. Holder will cease to apply to the Common Shares. There is no assurance that the Common Shares will qualify as marketable stock.
     U.S. Holders should consult their own tax advisors regarding the tax consequences of the Corporation’s being a PFIC in their particular situation, including the availability, desirability and consequences of making a QEF election or mark to market election.
Information Reporting and Backup Withholding
     If a U.S. Holder is a non-corporate U.S. Holder, information reporting requirements on Internal Revenue Service Form 1099 generally will apply to:
•	dividend payments or other taxable distributions, and

•	the payment of proceeds to it from the sale of Common Shares unless it comes within certain categories of exempt recipients.
     Additionally, backup withholding may apply to such payments if a U.S. Holder is a non-corporate U.S. Holder that does not come within certain categories of exempt recipients and it:
•	fails to provide an accurate taxpayer identification number,

•	is notified by the IRS that it has failed to report all interest and dividends required to be shown on its United States federal income tax returns, or

•	in certain circumstances, fails to comply with other applicable requirements of the backup withholding rules.
     A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.
     If backup withholding applies to a U.S. Holder, 28% or 31% for taxable years beginning on or after January 1, 2011 of the gross amount of any payments to it with respect to the Common Shares will be withheld and paid over to the IRS. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules will be allowed as a credit against its United States federal income tax liability and may entitle it to a refund, provided the required information is timely furnished to the IRS. A U.S. Holder should consult its tax advisor regarding the application of backup withholding in its particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
ELIGIBILITY FOR INVESTMENT
     The Common Shares, if issued on the date of this short form prospectus, would be, on such date, a qualified investment under the Tax Act and the regulations thereunder for a trust governed by a registered retirement savings plan, a registered retirement income fund, a registered education savings plan, a registered disability savings plan, a deferred profit sharing plan and a tax-free savings account.
     The Common Shares will not be a “prohibited investment” for a trust governed by a tax-free savings account on such date provided the holder of the tax-free savings account deals at arm’s length with the Corporation for purposes of the Tax Act and does not have a significant interest (within the meaning of the Tax Act) in the Corporation or in any person or partnership with which the Corporation does not deal at arm’s length for purposes of the Tax Act.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
     The Corporation is incorporated under the Canada Business Corporations Act. Some of its assets are located outside of the United States and some of its directors and officers, as well as some of the experts named herein, are residents of Canada or other jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Corporation’s directors and officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.
     The Corporation has been advised by Torys LLP that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Corporation has also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.
LEGAL MATTERS
     Certain legal matters relating to the Common Shares offered by this short form prospectus will be passed upon at the date of closing of the Offering by Torys LLP with respect to matters on behalf of the Corporation and by Goodmans LLP as to certain matters of Canadian law and Fried, Frank, Harris, Shriver & Jacobson LLP as to certain matters of U.S. law on behalf of the Underwriters.
     As of August 17, 2009 (a) the partners and associates of Torys LLP beneficially owned, directly or indirectly, less than 1% of the outstanding common shares of the Corporation or any of its associates or affiliates; (b) the partners and associates of Goodmans LLP beneficially owned, directly or indirectly, less than 1% of the outstanding common shares of the Corporation or any of its associates or affiliates; and (c) the partners and associates of Fried, Frank, Harris, Shriver & Jacobson LLP beneficially owned, directly or indirectly, less than 1% of the outstanding common shares of the Corporation or any of its associates or affiliates.
     The Honourable William G. Davis, counsel to Torys LLP, is a director of BPO Properties Ltd., an affiliate of the Corporation.
AUDITORS, TRANSFER AGENT AND REGISTRAR
     The auditors of the Corporation are Deloitte & Touche LLP, Chartered Accountants, Suite 1400, Brookfield Place, 181 Bay Street, Toronto, Ontario M5J 2V1. The transfer agent and registrar for the Common Shares in Canada is CIBC Mellon Trust Company at its principal office in Toronto, Ontario. The transfer agent and registrar for the Common Shares in the United States is Chase Mellon Shareholder Services, L.L.C. at its principal office in Ridgefield Park, NJ.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
     The following documents have been filed with the Commission as part of the registration statement of which this short form prospectus forms a part: (i) the documents listed in the first paragraph under “Documents Incorporated by Reference”; (ii) the consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants; (iii) the consent of Torys LLP, counsel to the Corporation; (iv) the reconciliation to United States GAAP of the audited comparative consolidated financial statements of the Corporation and the notes thereto for the years ended December 31, 2007 and 2008, incorporated by reference to Exhibit 99.1 of the Corporation’s Report on Form 6-K, as filed with the Commission on August 11, 2009; and (v) powers of attorney from directors and officers of the Corporation.
PURCHASER’S STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION
     Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor. Rights and remedies may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We have read the short form prospectus of Brookfield Properties Corporation (the “Company”) dated August 17, 2009 qualifying the distribution of common shares of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
We consent to the incorporation by reference in the above-mentioned prospectus of our report to the board of directors and shareholders of the Company relating to the consolidated balance sheets of the Company as at December 31, 2008 and 2007; and the related consolidated statements of income, changes in common equity, comprehensive income and cashflow for each of the years in the two year period ended December 31, 2008. Our report is dated March 6, 2009.
/s/ Deloitte & Touche LLP.
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
August 17, 2009

A-1

CERTIFICATE OF THE ISSUER
Date: August 17, 2009
     This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada.

(Signed) Richard B. Clark Chief Executive Officer	(Signed) Bryan K. Davis Senior Vice President and Chief Financial Officer
On behalf of the Board of Directors

(Signed) J. Bruce Flatt Director	(Signed) Allan S. Olson Director

C-1

CERTIFICATE OF THE UNDERWRITERS
Date: August 17, 2009
     To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada.

RBC DOMINION SECURITIES INC.	CITIGROUP GLOBAL MARKETS CANADA INC.	DEUTSCHE BANK SECURITIES LIMITED	TD SECURITIES INC.

By: (Signed) Stewart Burton	By: (Signed) Mark Downing	By: (Signed) Paul Jurist	By: (Signed) Peter Giacomelli

CIBC WORLD MARKETS INC.	SCOTIA CAPITAL INC.

By: (Signed) Mark Johnson	By: (Signed) Stephen Sender

BARCLAYS CAPITAL CANADA INC.	CREDIT SUISSE SECURITIES (CANADA) INC.	HSBC SECURITIES (CANADA) INC.

By: (Signed) Sandra Godard	By: (Signed) Erik Charbonneau	By: (Signed) Rod McIsacc

DAIWA SECURITIES AMERICA INC.
By: (Signed) William Cook

C-2

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Certain Persons
     Section 124 of the Canada Business Corporations Act (the “Act”) provides as follows:
     124. (1) Indemnification — A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.
     (2) Advance of costs — A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).
     (3) Limitation — A corporation may not indemnify an individual under subsection (1) unless the individual
     (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and
     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
     (4) Indemnification in derivative actions — A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).
     (5) Right to indemnity — Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity
     (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and
     (b) fulfils the conditions set out in subsection (3).
     (6) Insurance — A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual
     (a) in the individual’s capacity as a director or officer of the corporation; or

     (b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.
     (7) Application to court — A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.
     (8) Notice to Director — An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.
     (9) Other notice — On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.
     The by-laws of the Company provide that the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer, or in a similar capacity of another entity, and the heirs and legal representatives of such a person to the extent permitted by the Act.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
     The Company maintains directors and officers insurance under policies arranged by Brookfield Asset Management Inc. with a combined annual limit of Cdn.$50,000,000 subject to a corporate deductible of Cdn.$250,000 per loss (Cdn.$500,000 for certain of our U.S. subsidiaries). The limit is not exclusive to each corporation insured under the policies. Under this insurance coverage, the Company is reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs, arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by us. The insurance coverage for directors and officers has certain exclusions, including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or have resulted in personal profit or advantage. The cost of such insurance is borne by the Company and was Cdn.$482,143 annually for the fiscal year ended December 31, 2008.

II-1

EXHIBITS

Exhibit
Number	Description

*3.1	Purchase Agreement.

*3.2	Subscription Agreement, dated August 12, 2009.

3.3	Amendment to Subscription Agreement, dated August 17, 2009.

*4.1	Renewal annual information form of Brookfield Properties Corporation dated March 17, 2009, incorporated by reference to Exhibit 99.1 to Brookfield Properties Corporation’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009.

*4.2	The management proxy circular of Brookfield Properties Corporation dated March 17, 2009, prepared in connection with the annual meeting of shareholders of Brookfield Properties Corporation, incorporated by reference to Exhibit 99.3 to Brookfield Properties Corporation’s Form 6-K furnished to the Commission on March 31, 2009.

*4.3	Audited comparative consolidated financial statements of the Brookfield Properties Corporation and the notes thereto for the fiscal years ended December 31, 2007 and 2008, together with the report of the auditors thereon, incorporated by reference to Exhibit 99.3 to the Brookfield Properties Corporation’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009.

*4.4	Management’s discussion and analysis of financial condition and the results of operations for the audited comparative consolidated financial statements for the fiscal years ended December 31, 2007 and 2008, incorporated by reference to Exhibit 99.2 to the Brookfield Properties Corporation’s Annual Report on Form 40-F filed for the fiscal year ended December 31, 2008 with the Commission on March 31, 2009.

*4.5	Unaudited comparative interim consolidated financial statements of Brookfield Properties Corporation as at and for the three and six months ended June 30, 2008 and 2009 and the notes thereto, incorporated by reference to Exhibit 99.1 to Brookfield Properties Corporation’s Form 6-K furnished to the Commission on August 11, 2009.

*4.6	Management’s discussion and analysis for the unaudited comparative interim consolidated financial statements as at and for the six months ended June 30, 2008 and 2009, incorporated by reference to Exhibit 99.2 to Brookfield Properties Corporation’s Form 6-K furnished to the Commission on August 11, 2009.

*4.7	Reconciliation to United States GAAP of the audited comparative consolidated financial statements of Brookfield Properties Corporation and the notes thereto for the years ended December 31, 2007 and 2008, together with the report of the auditors thereon, incorporated by reference to Exhibit 99.1 and Exhibit 99.2, respectively, of Brookfield Properties Corporation’s Report on Form 6-K, furnished to the Commission on August 11, 2009.

5.1	Consent of Deloitte & Touche LLP, Toronto, Ontario.

5.2	Consent of Torys LLP.

*6.1	Power of attorney (included on the signature pages of this Registration Statement).

*	Previously filed or furnished to the Commission.

II-2

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this United States, in the City of New York, New York, on the 17th day of August, 2009.

BROOKFIELD PROPERTIES CORPORATION
By:	/s/ Bryan K. Davis
	Name:	Bryan K. Davis
	Title:	Senior Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 17, 2009.

Signature	Title	Date

/s/ Richard B. Clark Richard B. Clark	Chief Executive Officer and Director (principal executive officer)	August 17, 2009

/s/ Bryan K. Davis Bryan K. Davis	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 17, 2009

/s/ Gordon E. Arnell* Gordon E. Arnell	Chairman of the Board of Directors	August 17, 2009

/s/ William Cahill* William Cahill	Director	August 17, 2009

/s/ Jack L. Cockwell* Jack L. Cockwell	Director	August 17, 2009

/s/ J. Bruce Flatt* J. Bruce Flatt	Director	August 17, 2009

/s/ Roderick D. Fraser* Roderick D. Fraser	Director	August 17, 2009

/s/ Paul D. McFarlane* Paul D. McFarlane	Director	August 17, 2009

/s/ Allan S. Olson* Allan S. Olson	Director	August 17, 2009

/s/ Linda D. Rabbitt* Linda D. Rabbitt	Director	August 17, 2009

/s/ Robert L. Stelzl* Robert L. Stelzl	Director	August 17, 2009

Signature	Title	Date

/s/ Diana L. Taylor* Diana L. Taylor	Director	August 17, 2009

/s/ John E. Zuccotti* John E. Zuccotti	Director	August 17, 2009

*BY:
/s/ Bryan K. Davis Bryan K. Davis	Attorney-in-Fact	August 17, 2009
Pursuant to powers of attorney executed by the persons named above whose signatures are marked by an asterisk, Bryan K. Davis, as attorney-in-fact, does hereby sign this amendment to the registration statement on behalf of each such person, in each case in the capacity indicated, on the date indicated. Such powers of attorney were filed as part of the signature block of the Registrant’s Form F-10, filed with the Commission on August 11, 2009.

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933 as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in this United States, in the City of New York, New York, on August 17th, 2009.

BROOKFIELD PROPERTIES MANAGEMENT LLC
By:	/s/ Michelle Campbell
	Name:	Michelle Campbell
	Title:	Vice President, Compliance Assistant Corporate Counsel

III-3

EXHIBITS

Exhibit
Number	Description

*3.1	Purchase Agreement.

*3.2	Subscription Agreement, dated August 12, 2009.

3.3	Amendment to Subscription Agreement, dated August 17, 2009.

*4.1	Renewal annual information form of Brookfield Properties Corporation dated March 17, 2009, incorporated by reference to Exhibit 99.1 to Brookfield Properties Corporation’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009.

*4.2	The management proxy circular of Brookfield Properties Corporation dated March 17, 2009, prepared in connection with the annual meeting of shareholders of Brookfield Properties Corporation, incorporated by reference to Exhibit 99.3 to Brookfield Properties Corporation’s Form 6-K furnished to the Commission on March 31, 2009.

*4.3	Audited comparative consolidated financial statements of the Brookfield Properties Corporation and the notes thereto for the fiscal years ended December 31, 2007 and 2008, together with the report of the auditors thereon, incorporated by reference to Exhibit 99.3 to the Brookfield Properties Corporation’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009.

*4.4	Management’s discussion and analysis of financial condition and the results of operations for the audited comparative consolidated financial statements for the fiscal years ended December 31, 2007 and 2008, incorporated by reference to Exhibit 99.2 to the Brookfield Properties Corporation’s Annual Report on Form 40-F filed for the fiscal year ended December 31, 2008 with the Commission on March 31, 2009.

*4.5	Unaudited comparative interim consolidated financial statements of Brookfield Properties Corporation as at and for the three and six months ended June 30, 2008 and 2009, and the notes thereto, incorporated by reference to Exhibit 99.1 to Brookfield Properties Corporation’s Form 6-K filed with the Commission on August 11, 2009.

*4.6	Management’s discussion and analysis for the unaudited comparative interim consolidated financial statements as at and for the six months ended June 30, 2008 and 2009, incorporated by reference to Exhibit 99.2 to Brookfield Properties Corporation’s Form 6-K furnished to the Commission on August 11, 2009.

*4.7	Reconciliation to United States GAAP of the audited comparative consolidated financial statements of Brookfield Properties Corporation and the notes thereto for the years ended December 31, 2007 and 2008, together with the report of the auditors thereon, incorporated by reference to Exhibit 99.1 and Exhibit 99.2, respectively, of Brookfield Properties Corporation’s Report on Form 6-K, furnished to the Commission on August 11, 2009.

5.1	Consent of Deloitte & Touche LLP, Toronto, Ontario.

5.2	Consent of Torys LLP.

*6.1	Power of attorney (included on the signature pages of this Registration Statement).

*	Previously filed or furnished to the Commission.